AGREEMENT FOR CONSULTING SERVICES

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into effective as of the 19th day of December, 2005, by and among Lodgian, Inc. a Delaware corporation (the “Company”), and Linda B. Philp (“Consultant”).

BACKGROUND

WHEREAS, Consultant is currently the Executive Vice President and Chief Financial Officer of the Company; and

WHEREAS, Consultant has indicated her intention to resign as an employee of the Company effective December 16, 2005; and

WHEREAS, The Company desires that the Consultant remain the Executive Vice President and Chief Financial Officer of the Company until the earlier of March 15, 2006 or the date upon which the Company requests that Consultant resign the position of Executive Vice President and Chief Financial Officer.

NOW, THEREFORE, in consideration of the obligations herein made and undertaken, the parties, intending to be legally bound, covenant and agree as follows:

SECTION 1

SCOPE OF SERVICES

Until the earlier to occur of (a) March 15, 2006 or (b) the date upon which the Company hires a replacement Chief Financial Officer, Consultant will act as the Company’s Executive Vice President and Chief Financial Officer and perform all duties customary of that position, including, but not limited to the following:

(a)	Assistance with the Company’s continued compliance with Section 404 of the Sarbanes-Oxley Act;

(b)	Assistance with the preparation of the Company’s Annual Report on Form 10-K for the fiscal year 2005; and

(c)	Assistance with the closing of the Company’s books for fiscal year 2005, and

(d)	Such other services as reasonably requested by the Company.

Should the Company hire a replacement Chief Financial Officer before the end of the Term of this Agreement, Consultant agrees to immediately resign the position of Executive Vice President and Chief Financial Officer. However, Consultant will continue to perform services for the Company, which will generally consist of consulting with the replacement Chief Financial Officer, or other designated company employees, in order to effect a smooth and orderly transition.

SECTION 2

TERM OF AGREEMENT

This Agreement shall commence on December 19, 2005 and shall continue until March 15, 2006, provided that the Company may earlier terminate this Agreement at any time for any reason whatsoever or for no reason upon fourteen (14) days prior written notice to the Consultant.

SECTION 3

CONSIDERATION

In consideration of the services to be performed by Consultant, Company agrees to pay to Consultant on an hourly basis at the rate of $250.00 per hour. Consultant will provide a detailed invoice to the Company on a bi-weekly basis and Company shall pay each invoice submitted by Consultant within fifteen (15) days of receipt.

SECTION 4
HOURLY COMMITMENT

Consultant and Company agree to meet periodically throughout the Term of this Agreement to determine the appropriate number of hours the Consultant will need to work per week in order to fulfill Consultant’s responsibilities under this Agreement. It is the expectation of the parties that Consultant will work between 24 – 40 hours per week throughout the Term of this Agreement.

SECTION 5

LIMITATION ON AUTHORITY

Consultant shall not represent to any third party that Consultant has the authority to enter into any contract on behalf of Company or otherwise bind Company and shall not enter into any agreements on behalf of Company or purporting to bind Company unless expressly authorized to do so in writing by Company with reference to the specific agreement.

SECTION 6

INDEMNIFICATION

To the fullest extent permitted by applicable law, Company shall indemnify, defend and hold harmless Consultant from and against any and all losses, claims, damages, expenses and liabilities of any nature whatsoever, suffered or incurred by Consultant, including, without limitation, reasonable attorneys’ fees and court costs and other expenses and costs reasonably incurred, arising out of or in connection with the performance of Consultant’s duties under this Agreement or any action taken or omitted by Consultant by or on behalf of Company pursuant to the authority granted by this Agreement, even if such losses, claims, damages, expenses or liabilities are caused in whole or in part by the negligence of Consultant; provided, however, this indemnification does not apply to the extent any such losses, claims, damages, expenses or liabilities are caused by the fraud, gross negligence or willful misconduct of Consultant or result from the breach of this Agreement by Consultant. Company’s obligations under this Section 6 shall survive the termination of this Agreement. Consultant agrees to give Company prompt notice of any such claim, demand, or action and shall, to the extent Consultant is not adversely affected, cooperate fully with Company in defense and settlement of said claim, demand, or action.

SECTION 7

MISCELLANEOUS

7.1 Consultant shall not assign, transfer, or subcontract this Agreement or any of its obligations hereunder.

7.2 This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Georgia as they apply to a contract executed, delivered, and performed solely in such State.

7.3 The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Company and Consultant. Consultant agrees that she shall not be entitled to participation in any Company benefit plan.

7.4 All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act in the event of a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

7.5 Any and all notices, offers, demands or elections required or permitted to be made under this Agreement (“Notices”) shall be in writing, signed by the party giving such Notice, and shall be deemed given and effective (i) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by commercial courier) or (ii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day rounds in Atlanta, Georgia) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service, and addressed to the other party at such party’s respective address as set forth on the signature page of this Agreement, or at such other address as the other party may hereafter designate by Notice.

7.6 This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

7.7 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

7.8 Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the Atlanta, Georgia metropolitan area, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

7.9 This Agreement may be executed in any number of counterparts, all of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date and year first above written.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

LODGIAN, INC.

By: s/ Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President & General Counsel
Address:	3445 Peachtree Road, Suite 700
Atlanta, GA 30326

LINDA B. PHILP

By: s/ Linda B. Philp
1425 Landings Chase
Alpharetta, GA 30005